Exhibit 10.9

EMPLOYMENT AGREEMENT

As Amended and Restated

THIS AGREEMENT, is entered into this 30th day of September, 2009 ("Effective Date"), by and between Teche Holding Company (the "Parent") and Patrick O. Little (the "Executive").

WITNESSETH

WHEREAS, the Executive has heretofore been employed by the Parent as the Chairman, President and Chief Executive Officer and is experienced in all phases of the business of the Parent; and

WHEREAS, the Parent desires to be ensured of the Executive's continued active participation in the business of the Parent; and

WHEREAS, in order to give the Executive assurances that the Parent wishes him to remain in the employ of the Parent and in consideration of the Executive's agreeing to remain in the employ of the Parent, the parties wish to specify the continuing employment relationship between the Parent and the Executive;

NOW THEREFORE, in consideration of the covenants and the mutual agreements herein contained, the parties, intending to be legally bound, do hereby agree as follows:

1.         Employment. The Parent hereby employs the Executive in the capacity of Chairman, President and Chief Executive Officer. The Executive hereby accepts said employment and agrees to render such administrative and management services to the Parent and Teche Federal Bank ("Bank") as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Executive shall promote the business of the Parent and the Bank. The Executive's other duties shall be such as the Board of Director for the Parent ("Board of Directors" or "Board") may from time to time reasonably direct, including normal duties as an officer of the Parent.

2.         Term of Employment. The term of employment of Executive under this Agreement shall be for the period commencing on the Effective Date and ending thirty-six (36) months thereafter ("Term"). Additionally, as of the first day of the calendar quarter (i.e., January 1, April 1, July 1 or September 1) after the Effective Date and each subsequent calendar quarter thereafter, the Term of employment under this Agreement shall be extended for an additional period beyond the then effective expiration date so that the remaining term of the Agreement shall be thirty-six (36) months thereafter unless or until the Parent shall deliver written notice ("Notice") to the Employee that such Agreement shall not be extended beyond the then effective expiration date. Such Notice shall include a statement as to the reason for such Board action to not extend such Term.

References herein to the Term of this Agreement shall refer both to the initial term and successive terms.

3.	Compensation, Benefits and Expenses.

(a)       Base Salary. The Parent shall compensate and pay the Executive during the Term of this Agreement a minimum base salary at the rate of $273,419.90 per annum ("Base Salary"), payable in cash not less frequently than monthly; provided, that the rate of such salary shall be reviewed by the Board of Directors not less often than annually, and the Executive shall be entitled to receive increases at such percentages or in such amounts as determined by the Board of Directors. The base salary may not be decreased without the Executive's express written consent.

(b)       Discretionary Bonus. The Executive shall be entitled to participate in an equitable manner with all other senior management employees of the Parent in discretionary bonuses that may be authorized and declared by the Board of Directors to its senior management executives from time to time. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive's right to participate in such discretionary bonuses when and as declared by the Board.

(c)       Participation in Benefit and Retirement Plans. The Executive shall be entitled to participate in and receive the benefits of any plan of the Parent or Bank which may be or may become applicable to senior management of the Parent or the Bank relating to pension or other retirement benefit plans, profit-sharing, stock options or incentive plans, or other plans, benefits and privileges given to employees and executives of the Parent or the Bank, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Parent.

(d)       Participation in Medical Plans and Insurance Policies. The Executive shall be entitled to participate in and receive the benefits of any plan or policy of the Parent which may be or may become applicable to senior management of the Parent or the Bank relating to life insurance, short and long term disability, medical, dental, eye-care, prescription drugs or medical reimbursement plans. Additionally, Executive's dependent family shall be eligible to participate in medical and dental insurance plans sponsored by the Bank or Parent with the cost of such premiums paid by the Parent.

(e)       Vacations and Sick Leave. The Executive shall be entitled to paid annual vacation leave in accordance with the policies as established from time to time by the Board of Directors, which shall in no event be less than four weeks per annum. The Executive shall also be entitled to an annual sick leave benefit as established by the Board for senior management employees of the Parent. The Executive shall not be entitled to receive any additional compensation from the Parent for failure to take a vacation or sick leave, nor shall he be able to accumulate unused vacation or sick leave from one year to the next, except to the extent authorized by the Board of Directors.

(f)        Expenses. The Parent shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Parent, including, but not by way of limitation, automobile and traveling expenses, and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Parent. If such expenses are paid in the first instance by the Executive, the Parent shall reimburse the Executive therefor.

(g)       Changes in Benefits. The Parent shall not make any changes in such plans, benefits or privileges previously described in Section 3(c), (d) and (e) which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Parent and does not result in a proportionately greater adverse change in the rights of, or benefits to, the Executive as compared with any other executive officer of the Parent. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 3(a) hereof.

4.	Loyalty; Noncompetition.

(a)       The Executive shall devote his full time and attention to the performance of his employment under this Agreement. During the term of the Executive's employment under this Agreement, the Executive shall not engage in any business or activity contrary to the business affairs or interests of the Bank or Parent.

(b)       Nothing contained in this Section 4 shall be deemed to prevent or limit the right of Executive to invest in the capital stock or other securities of any business dissimilar from that of the Bank or Parent, or, solely as a passive or minority investor, in any business.

5.         Standards. During the term of this Agreement, the Executive shall perform his duties in accordance with such reasonable standards expected of executives with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors.

6.         Termination and Termination Pay. The Executive's employment under this Agreement shall be terminated upon any of the following occurrences:

(a)       The death of the Executive during the term of this Agreement, in which event the Executive's estate shall be entitled to receive the compensation due the Executive through the last day of the calendar month in which Executive's death shall have occurred.

(b)       The Board of Directors may terminate the Executive's employment at any time, but any termination by the Board of Directors other than termination for Just Cause, shall not prejudice the Executive's right to compensation or other benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for Just Cause. The Board may within its sole discretion, acting in good faith, terminate the Executive for Just Cause and shall notify such Executive accordingly. Termination for "Just Cause" shall include termination because of the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.

(c)       Except as provided pursuant to Section 9 hereof, in the event Executive's employment under this Agreement is terminated by the Board of Directors without Just Cause, the Parent shall be obligated to continue to pay the Executive the salary provided pursuant to Section 3(a) herein, up to the date of termination of the remaining Term of this Agreement, but in no event for a period of less than thirty (30) months, and the cost of Executive obtaining all health, life, disability, and other benefits which the Executive would be eligible to participate in (including dependent participation) through such date based upon the benefit levels substantially equal to those being provided Executive at the date of termination of employment. The provisions of this Section 6(c) shall survive the expiration or termination of this Agreement.

(d)       The voluntary termination by the Executive during the term of this Agreement with the delivery of no less than 60 days written notice to the Board of Directors, other than pursuant to Section 9(b), in which case the Executive shall be entitled to receive only the compensation, vested rights, and all employee benefits up to the date of such termination.

7.	Regulatory Exclusions.

Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC 1828(k) and any regulations promulgated thereunder.

8.         Disability. If the Executive shall become disabled or incapacitated to the extent that he is unable to perform his duties hereunder, by reason of medically determinable physical or mental impairment, as determined by a doctor engaged by the Board of Directors, Executive shall nevertheless continue to receive the compensation and benefits provided under the terms of this Agreement as follows: 100% of such compensation and benefits for a period of 12 months, but not exceeding the remaining term of the Agreement, and 65% thereafter for the remainder of the term of the Agreement. Such benefits noted herein shall be reduced by any benefits otherwise provided to the Executive during such period under the provisions of disability insurance coverage in effect for Parent or Bank employees. Thereafter, Executive shall be eligible to receive benefits provided by the Parent under the provisions of disability insurance coverage in effect for Parent or Bank employees. Upon returning to active full-time employment, the Executive's full compensation as set forth in this Agreement shall be reinstated as of the date of commencement of such activities. In the event that the Executive returns to active employment on other than a full-time basis, then his compensation (as set forth in Section 3(a) of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties.

9.	Change in Control.

(a)       Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Executive's employment during the term of this Agreement following any

Change in Control of the Bank or Parent, or within 24 months thereafter of such Change in Control, absent Just Cause, Executive shall be paid an amount equal to the product of 2.999 times the Executive's "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code") and regulations promulgated thereunder. Such sum shall be paid in one (1) lump sum immediately upon the Executive’s Termination of Employment with the Parent, subject to such limitations set forth at Section 7 herein. Notwithstanding the foregoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Executive by the Bank or the Parent shall be deemed an “excess parachute payment” in accordance with Section 280G of the Code and be subject to the excise tax provided at Section 4999(a) of the Code. Additionally, the Executive and his dependent family shall be entitled to continue to participate in all medical, dental, eye-care, prescription drugs or medical reimbursement or other similar plans applicable to employees of the Bank or the Parent, or successors thereto, for a period of not less than thirty-six (36) months following the date of Termination of Employment. The term “Change in Control” shall refer to (i) the sale of all, or a material portion, of the assets of the Bank or the Parent; (ii) the merger or recapitalization of the Bank or the Parent whereby the Bank or the Parent is not the surviving entity; (iii) a Change in Control of the Bank or the Parent, as otherwise defined or determined by the Office of Thrift Supervision or regulations promulgated by it; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Bank or the Parent by any other person, trust, entity or group other than by the Parent. The term “person” means an individual other than the Executive, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The provisions of this Section 9(a) shall survive the expiration of this Agreement occurring after a Change in Control.

(b)       Notwithstanding any other provision of this Agreement to the contrary, Executive may voluntarily terminate his employment under this Agreement within 24 months following a Change in Control of the Bank or Parent for Good Reason (as defined thereafter) and Executive shall thereupon be entitled to receive the payment and benefits described in Section 9(a) of this Agreement. The Executive must provide written notice to the Parent of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or the condition alleged to constitute “Good Reason.” Upon delivery of such notice by the Executive, the Parent shall have a period of thirty (30) days thereafter during which it or they may remedy in good faith the condition constituting such Good Reason, and the Executive's employment shall continue in effect during such time so long as the Parent makes diligent efforts during such time to cure such Good Reason. In the event that the Parent shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Parent shall not be required to pay the amount due to the Executive under this Section 9(b). The Parent’s remedy of any Good Reason event or condition with or without notice from the Executive shall not relieve the Parent from any obligations to the Executive under this Agreement or otherwise and shall not affect the Executive's rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason event or condition. The provisions of this Section 9(b) shall survive the expiration of this Agreement occurring after a Change in Control.

“Good Reason” shall exist if, without Executive’s express written consent, the Parent materially breaches any of their respective obligations under this Agreement. Without limitation, such a material breach shall be deemed to occur upon the occurrence any of the following:

(1)	a material diminution in the Executive's base compensation;

(2)	a material diminution in the Executive’s authority, duties, or responsibilities;

(3)	a material diminution in the budget over which the Executive retains authority;

(4)	a material change in the geographic location of the Executive’s office location;

(5)

a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive is required to report to a corporate officer or employee instead of reporting directly to the board of directors of the Parent or the Bank; or

(6)	any other action or inaction that constitutes a material breach by the Parent of this Agreement.

(c)	Reduction for Payments made under Employment Agreement with Bank.

Such sum payable under this Section 9 shall be reduced by all sums paid by the Bank, if any, pursuant to Section 9 of the Employment Agreement dated September 30, 2007, between the Executive and the Bank in connection with such Change in Control, but the payments hereunder shall not otherwise affect, or be affected by, any amounts that the Executive is entitled to receive under any other provision of this Agreement, or any other agreement between the Executive and the Parent or the Executive and the Bank.

10.       Withholding. All payments required to be made by the Parent hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Parent may reasonably determine should be withheld pursuant to any applicable law or regulation.

11.   Successors and Assigns.

(a)       This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Parent which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank or Parent.

(b)       Since the Parent is contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Parent.

12.       Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Parent to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement shall constitute an amendment and restatement of any prior agreement with respect to the subject matter herein.

13.       Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Louisiana.

14.       Nature of Obligations. Nothing contained herein shall create or require the Parent to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Parent hereunder, such right shall be no greater than the right of any unsecured general creditor of the Parent.

15.       Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

17.       Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to the home office of the Parent, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. Further, the settlement of the dispute to be approved by the Board of the Parent may include a provision for the reimbursement by the Parent to the Executive for all reasonable costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, or the Board of the Parent may authorize such reimbursement of such reasonable costs and expenses by separate action upon a written action and determination of the Board following settlement of the dispute. Such reimbursement shall be paid within ten (10) days of Executive furnishing to the Parent evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by Executive.

18.       Confidential Information. The Executive acknowledges that during his or her employment he or she will learn and have access to confidential information regarding the Bank and the Parent and its customers and businesses ("Confidential Information"). The Executive agrees and covenants not to disclose or use for his or her own benefit, or the benefit of any other person or entity, any such Confidential Information, unless or until the Bank or the Parent consents to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The Executive shall not knowingly disclose or reveal to any unauthorized person any Confidential Information relating to the Bank, the Parent, or any subsidiaries or affiliates, or to any of the businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Bank and the Parent. The Executive shall not otherwise knowingly act or conduct himself (a) to the material detriment of the Bank or the Parent, or its subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests of the Bank or the Parent. Executive acknowledges and agrees that the existence of this Agreement and its terms and conditions constitutes Confidential Information of the Bank or Parent, and the Executive agrees not to disclose the Agreement or its contents without the prior written consent of the Bank or Parent. Notwithstanding the foregoing, the Bank reserves the right in its sole discretion to make disclosure of this Agreement as it deems necessary or appropriate in compliance with its regulatory reporting requirements. Notwithstanding anything herein to the contrary, failure by the Executive to comply with the provisions of this Section may result in the immediate termination of the Agreement within the sole discretion of the Bank, disciplinary action against the Executive taken by the Bank or Parent, including but not limited to the termination of employment of the Executive for breach of the Agreement and the provisions of this Section, and other remedies that may be available in law or in equity.

18.       Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto, and shall supercede any prior agreements with respect to such matters.

19.        Deferral of Non-Deductible Compensation. In the event that the Executive’s aggregate compensation (including compensatory benefits which are deemed remuneration for purposes of Section 162(m) of the Code) from the Parent and any consolidated tax entities for any calendar year exceeds the maximum amount of compensation deductible by the Parent or any of the consolidated tax entities in any tax or calendar year under Section 162(m) of the Code (the "maximum allowable amount"), then any such amount in excess of the maximum allowable amount shall be mandatorily deferred with interest thereon at the short-term Applicable Federal Rate per annum to a calendar year such that the amount to be paid to the Executive in such calendar year, including deferred amounts and interest thereon, does not exceed the maximum allowable amount.

Subject to the foregoing, deferred amounts including interest thereon shall be payable by the Parent at the earliest time permissible.

20.	Effect of Code Section 409A.

(a)       This Agreement shall be amended to the extent necessary to comply with Section 409A of the Code and regulations promulgated thereunder. Prior to such amendment, and notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section 409A of the Code and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code such that payments shall not be made to the Executive at such time if such payments shall subject the Executive to the penalty tax under Code Section 409A, but rather such payments shall be made by the Parent to the Executive at the earliest time permissible thereafter without the Executive having liability for such penalty tax under Section Code 409A.

(b)       Notwithstanding anything in this Agreement to the contrary, if the Parent in good faith determines, as of the effective date of Executive’s Termination of Employment that the Executive is a “specified employee” within the meaning of Section 409A of the Code and if the payment under Sections 6(c) or 9 does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), and that an amount (or any portion of an amount) payable to Executive hereunder, is required to be suspended or delayed for six months in order to satisfy the requirements of Section 409A of the Code, then the Parent will so advise Executive, and any such payment (or the minimum amount thereof) shall be suspended and accrued for six months (“Six-Month Delay”), whereupon such amount or portion thereof shall be paid to Executive in a lump sum on the first day of the seventh month following the effective date of Executive’s Termination of Employment. The limitations of this Six-Month Delay shall only be effective if the stock of the Parent or a parent corporation is publicly traded as set forth at Section 409A(a)(2)(B)(i) of the Code.

"Specified Employee" means, for an applicable twelve (12) month period beginning on April 1, a key employee (as described in Code Section 416(i), determined without regard to paragraph (5) thereof) during the calendar year ending on the December 31 immediately preceding such April 1.

"Termination of Employment" shall have the same meaning as "separation from service", as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations). Whether a “Termination of Employment” takes place is determined based on whether the facts and circumstances indicate that the Parent and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Parent if the Executive has been providing services to the Parent less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an Executive for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Executive is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Executive during the immediately preceding 36-month period. The Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is a 50 percent or more of the average level of service performed by the Executive during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Parent and the Executive reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the Parent if the Executive has been providing services to the Parent for a period of less than 36 months (or that the level of bona fide services would not be so reduced).

For periods during which the Executive is on a paid bona fide leave of absence and has not otherwise terminated employment, the Executive is treated as providing bona fide services at a level equal to the level of services that the Executive would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the Executive is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of determining the applicable 36-month (or shorter) period). Bona fide leave of absence means that there is a reasonable expectation that the Executive will return to perform services for the Parent.

(c)	Notwithstanding the Six-Month Delay rule set forth in Section 20(b) above:

(i)        To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), the Parent will pay the Executive an amount equal to the lesser of two times (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive’s Termination of Employment occurs, and (2) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Parent for the taxable year of the Executive preceding the taxable year of the Executive in which his Termination of Employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a Termination of Employment); provided that amounts paid under this Section 20(c) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which occurs the Termination of Employment and such amounts paid will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Parent under Sections 6(c) or 9; and

(ii)       To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the Termination of Employment, the Parent will pay the Executive an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Executive’s Termination of Employment; provided that the amount paid under this Section 20(c) will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Parent under Sections 6(c) or 9.

(d)       To the extent that any reimbursements or in-kind payments are subject to Code Section 409A, then such expenses (other than medical expenses) must be incurred before the last day of the second taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Executive’s third taxable year following the taxable year in which the termination occurred. For medical expenses, to the extent the Agreement entitles the Executive to reimbursement by the Parent of payments of medical expenses incurred and paid by the Executive but not reimbursed by a person other than the Parent and allowable as a deduction under Code Section 213 (disregarding the requirement of Code Section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income), then the reimbursement applies during the period of time during which the Executive would be entitled (or would, but for the Agreement, be entitled) to continuation coverage under a group health plan of the Parent under Code Section 4980B (COBRA) if the Executive elected such coverage and paid the applicable premiums.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinabove written.

ATTEST:	Teche Holding Company

By:
Secretary

WITNESS:

Patrick O. Little Executive

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